FOR IMMEDIATE RELEASE
January 11, 2001


                UGLY DUCKLING ANNOUNCES CLOSING OF SENIOR SECURED
                    LOAN FACILITY AND SUBORDINATED LOAN WITH
                        CHAIRMAN AND LARGEST SHAREHOLDER

         PHOENIX - January  11,  2001 - Ugly  Duckling  Corporation  (Nasdaq NM:
UGLY), today announced that it has entered into a $35 million senior secured loan facility. The facility is a renewal of a $38 million senior loan facility entered into in May of 1999. The company intends to use the facility for working capital and to pay down existing debt, including the payoff of approximately $11.2 million on the existing senior secured loan. The new facility has a twenty-five month term, interest is payable monthly at LIBOR plus 600 basis points and it is secured by the residual interests retained by the company from its securitization transactions.

         The company also announced that as a condition for the new facility, its Chairman and largest shareholder, Mr. Ernest C. Garcia (or an affiliate of Mr. Garcia), was required to invest $7 million in the company by way of a subordinated loan, which will be placed in escrow as additional collateral for the $35 million senior secured loan. Among other conditions, if the company has at least $7 million in pre-tax income during the first six months of the year, the $7 million in escrow will be released in July of 2001 and at that time Mr. Garcia will guarantee the payment of 33% of the $35 million senior secured loan until it is paid in full. The $7 million in escrow is subject to pro rata reductions tied to reductions in the outstanding principal under the $35 million senior secured loan.

         Mr. Garcia's loan has a three year term, interest is payable quarterly at LIBOR plus 600 basis points and it is secured by the residual interests retained by the company from its securitization transactions but in a subordinate position to the new senior secured loan facility. If Mr. Garcia's senior loan is not paid off and the guarantee of the $35 million senior secured loan removed by no later than July 25, 2001, Mr. Garcia will receive warrants from the company for 1.5 million shares of stock, vesting over a one year period, at an exercise price of the price of the stock as of the close of market today. The issuance of the warrants is conditioned upon the receipt by the company of a fairness opinion, among other conditions. If the company is unable to obtain such an opinion, the parties are required to use commercially reasonable efforts to renegotiate the terms of the warrants.

         Greg Sullivan, president and chief executive officer of the company, stated: "Given very tight and what appear to be tightening credit markets, and the announced exit in early December of our primary warehouse lender from the automotive finance business, we are very pleased to have closed this facility at this time. We are also pleased with the expression of confidence in our business reflected by our chairman's $7 million investment. We are confident that we will exceed the $7 million pre-tax income performance target in the $35 million senior secured loan and obtain the release of the $7 million in escrow in July 2001. In addition, we are focusing on continuing to enhance our business model, particularly through improved underwriting and expense controls, higher down payments and in store collections, all of which should positively impact operating earnings."

         "From a financing standpoint, we can now focus on replacing our warehouse receivables and inventory lines of credit. Given the recently completed senior secured loan for $35 million, our five-year history of successful securitizations and strong balance sheet, we believe we will be able to replace our principal lending facilities, notwithstanding the tightening credit markets."

About Ugly Duckling Corporation

Headquartered in Phoenix, Arizona, Ugly Duckling Corporation is the largest operator of used car dealerships focused exclusively on the sub-prime market. The company underwrites, finances and services sub-prime contracts generated at its 77 Ugly Duckling dealerships, located in 11 metropolitan areas in eight states.

                                      *****

    This press release includes statements that constitute forward-looking statements within the meaning of the safe harbor provisions of the Private and Securities Litigation Reform Act of 1995. We claim the protection of the safe-harbor for our forward looking statements. Forward-looking statements are often characterized by the words "may," "anticipates," "believes," "estimates," "projects," "expects" or similar expressions and do not reflect historical facts. Forward-looking statements in this release relate, among other matters, to: our ability to exceed the $7 million performance target in the senior secured loan and obtain the release of the $7 million in escrow; our ability to obtain in a timely manner alternative receivables and inventory financing on terms reasonably acceptable to us; and anticipated financial results and cash flows, and improvements in underwriting, expense controls, down payments, loan performance, in store collections and collections, including delinquencies and chargeoffs. Forward looking statements include risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward looking statements. Factors that could affect our results and cause or contribute to differences from these forward-looking statements include, but are not limited to: any decline in consumer acceptance of our car sales strategies or marketing campaigns, including but not limited to our e-commerce related sales and loan performance; any inability of the Company to finance its operations in light of a tight credit market for the sub-prime industry; any deterioration in the used car finance industry or increased competition in the used car sales and finance industry; any inability of the Company to monitor and improve its underwriting and collection processes; any changes in estimates and assumptions in, and the ongoing adequacy of, our allowance for credit losses; any inability of the Company to continue to reduce operating expenses as a percentage of sales; any material litigation against us or material, unexpected developments in existing litigation; and any new or revised accounting, tax or legal guidance that adversely affect used car sales or financing. Other factors are detailed in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors," "Factors That May Affect Future Results and Financial Condition" and "Factors That May Affect Future Stock Performance" in our most recent reports on Form 10-K and Form 10-Q (including
Exhibit 99 attached to any such Form 10-Q) and elsewhere in our Securities and Exchange Commission filings. In addition, the foregoing factors may affect generally our business, results of operations and financial position. There may also be other factors that we are currently unable to identify or quantify, but may arise or become known in the future. Forward looking statements speak only as of the date the statement was made. By making these forward-looking statements, we undertake no obligation to update these statements for revisions or changes after the date of this report. References to Ugly Duckling
Corporation as the largest chain of buy-here pay-here used car dealerships in the United States is management's belief based upon the knowledge of the industry and not on any current independent third party study.